TECHMEDIA ADVERTISING, INC.
c/o 62 Upper Cross Street, #04-01
Singapore  058353

Symbol: TECM - OTCBB
August 7, 2009

NEWS RELEASE

TECHMEDIA ADVERTISING, INC. COMPLETES ACQUISITION
OF TECHMEDIA ADVERTISING MAURITIUS

Singapore – August 7, 2009 – TechMedia Advertising, Inc. (OTC-BB: TECM) (“TechMedia” or the “Company”) is pleased to announce that on August 6, 2009, the Company completed the Share Exchange Agreement, dated July 27, 2009, entered into between the Company, TechMedia Advertising Mauritius (“TM Mauritius”) and all the shareholders of TM Mauritius (the “Share Exchange Agreement”), whereby the Company acquired 100% of the issued and outstanding shares in the capital of TM Mauritius in exchange for the issuance of 24,000,000 shares of the Company’s common stock in aggregate to the shareholders of TM Mauritius on a pro rata basis in accordance with each TM Mauritius shareholders’ percentage ownership in TM Mauritius.  As a result of the completion of the Share Exchange Agreement, TM Mauritius became a wholly-owned subsidiary of the Company.

TM Mauritius is the sole beneficial owner of TechMedia Advertising (India) Private Limited, a company organized under the laws of India, which is engaged in the development stages of selling outdoor advertising on billboards and digital signs in India located in high traffic locations, which locations range from transportation vehicles, commercial buildings, supermarkets and restaurants, by partnering with media space owners.

In addition, concurrently with the completion of the Share Exchange Agreement, by a letter agreement entered into on July 30, 2009 (the “Letter Agreement”) between the Company and Mr. Alan Goh, the Company’s current Secretary and director and former President, CEO, CFO and Treasurer, Mr. Alan Goh cancelled 24,000,000 shares of the 26,400,000 shares of common stock of the Company registered in his name.  After the cancellation of shares by Mr. Alan Goh and the issuance to the former TM Mauritius shareholders, the issued and outstanding shares of common stock in the Company is 44,919,000 shares.

In connection with the closing of the Share Exchange Agreement, Mr. Alan Goh resigned as the President, CEO, CFO and Treasurer of the Company and Mr. Johnny Lian Tian Yong was appointed as the President, CEO, Chairman and a director of the Company, Mr. William Goh was appointed as the Treasurer and a director of the Company and Mr. Ratner Vellu was appointed as a director of the Company.  Mr. Alan Goh remains as the Secretary and a director of the Company.  The appointment of Messrs. Johnny Lian, William Goh and Ratner Vellu as directors of the Company does not take effect until August 14, 2009.

Johnny Lian Tian Yong is currently a director of Affinity Gold Corp., a mineral exploration company concentrating on gold exploration in Peru and Latin America (OTCBB: AFYG), and the Chairman of JAS Singapore Group of Companies, a Singapore corporation, that has subsidiary and affiliate businesses spanning more than 13 countries covering medical and hospitality services, finance and investments, logistics, human resources and professional development, green technologies and information technology services.  Mr. Lian has been the Chairman of JAS Singapore Group of Companies since October 1992.

Ratner Vellu is currently a proprietor of M/s Ratner Associates (Advocates & Solicitors) (2000 to present), specializing in finance, insurance and corporate law.  Mr. Vellu has advised Singapore based clients on establishing a joint venture projects in India and China.  Mr. Vellu received his Bachelor of Laws (Honors) from the University of London in 1994 and is a Barrister-At-Law of Gray’s Inn (1995), an Advocate and Solicitor of the Supreme Court of Singapore (1997) and a Commissioner for Oaths (2008).

William Goh Han Tiang has been a business development director of One Equity (Singapore) Pte. Ltd. since February 2006, which is engaged in business development to prospect for mergers and acquisitions and initial public offerings in Asia.  From April 2005 to Sep 2005, Mr. Goh was the Team Head of Relationship Management for Orix Leasing Singapore Ltd., which is engaged in business development to prospect for new asset financing business in Asia.  Mr. Goh is an experienced banker of 11 years, having held positions at Sakura Bank, Chase Manhattan Bank, United Overseas Bank and Development Banks of Singapore since 1995.  During this period, Mr. William Goh has accumulated a wealth of experience in the areas of credit, corporate banking to advisory banking, and facilitating clients operating businesses in China.  Mr. William Goh graduated from the National University of Singapore (NUS), in 1995 with a Bachelor of Business Degree (Merit).

For further information please refer to the Company’s filings with the SEC on EDGAR available at www.sec.gov.

Contact:
TechMedia Advertising, Inc.
Investor Relations
1-415-508-3886

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding TechMedia Advertising, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where TechMedia Advertising, Inc. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. TechMedia Advertising, Inc. does not undertake any obligation to update any forward looking statement, except as required under applicable law.